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                                                              EXHIBIT (a)(1)(iv)


US Mail

To:     [Name of Micrel Employee]
From:   Andrea Belanger
Date:   November 8, 2002

Re:     Election Concerning Exchange of Stock Options Form.


        Attached you will find the Election Concerning Exchange of Stock Options form which summarizes the terms of the Stock Option Exchange Program and which you may use to elect to exchange your eligible options issued under the 1989 Stock Option Plan, the 1994 Stock Option Plan and the 2000 Non-Qualified Stock Incentive Plan. In order to elect to exchange or not to exchange your respective stock options, please complete the attached election form by indicating which options you wish to exchange and dating and signing the election form. For your convenience we have included with the attached election form, a Grant Detail Report which identifies your stock options that are eligible for exchange under the Stock Option Exchange Program. You must return the election form to Andrea Belanger, Stock Administrator, no later than 5:00 p.m. Pacific Standard Time on Wednesday, December 11, 2002, unless this offer is extended.

        If you have any questions, please contact Andrea Belanger, Stock Administrator of Micrel by internal mail, facsimile ((408) 435-2400) or via US Mail to Micrel, Inc., 1849 Fortune Drive, San Jose, CA 95131 or send an e-mail to andrea.belanger@micrel.com.




                                       Sincerely,


                                        Andrea Belanger


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